Fifth Third Announces Fourth Quarter 2021 Results
Reported diluted earnings per share of $0.90
Reported results included a negative $0.03 impact from certain items on page 2

Key Financial Data				Key Highlights

$ millions for all balance sheet and income statement items				(fourth quarter 2021 except where noted)
	4Q21	3Q21	4Q20
       Select Business Highlights:
•Generated record commercial loan production of $8.2BN (up nearly 50% compared to 3Q21) reflecting strength in corporate and middle market banking
•Record commercial banking revenue
•Record assets under management net inflows
•Generated consumer household growth of 3% vs. 4Q20
•Made special COVID staffing bonus to front-line employees ($10MM noninterest expense)
•Issued inaugural Green Bond ($500MM); first Category IV firm to issue ESG bond of any type
•Announced strategic acquisition of Dividend Finance, a point-of-sale consumer lender focused on sustainable energy solutions (~30 bps of CET1 capital; expect to close in 2Q22)
      Select Financial Highlights:
•FY21 ROTCE(a) of 16.6%; adjusted ROTCE(a) of 19.1% excl. AOCI
•Average C&I loan growth ex. PPP of 7% compared to 3Q21 (end of period growth of 11%)
•Average securities balances increased just 1% compared to 3Q21
•NCO ratio of 0.14%; NPL ratio of 0.44%; commercial criticized assets declined 13% compared to 3Q21
•Repurchased shares totaling $316 million as part of capital plan; targeting 9.0% CET1

Income Statement Data
Net income available to common shareholders	$627	$684	$569
Net interest income (U.S. GAAP)	1,197	1,189	1,182
Net interest income (FTE)(a)	1,200	1,192	1,185
Noninterest income	791	836	787
Noninterest expense	1,206	1,172	1,236

Per Share Data
Earnings per share, basic	$0.91	$0.98	$0.79
Earnings per share, diluted	0.90	0.97	0.78
Book value per share	29.43	29.59	29.46
Tangible book value per share(a)	22.58	22.79	23.28

Balance Sheet & Credit Quality
Average portfolio loans and leases	$109,487	$107,970	$109,360
Average deposits	167,541	162,647	158,626
Net charge-off ratio(b)	0.14%	0.08%	0.43%
Nonperforming asset ratio(c)	0.47	0.52	0.79

Financial Ratios
Return on average assets	1.25%	1.36%	1.18%
Return on average common equity	12.2	13.0	10.8
Return on average tangible common equity(a)	16.1	16.9	13.9
CET1 capital(d)(e)	9.53	9.86	10.34
Net interest margin(a)	2.55	2.59	2.58
Efficiency(a)	60.6	57.8	62.7

Other than the Quarterly Financial Review tables beginning on page 14, commentary is on a fully taxable-equivalent (FTE) basis unless otherwise noted. Consistent with SEC guidance in Regulation S-K that contemplates the calculation of tax-exempt income on a taxable-equivalent basis, net interest income, net interest margin, net interest rate spread, total revenue and the efficiency ratio are provided on an FTE basis.

CEO Commentary
"Fifth Third has continued to deliver strong financial results while fully supporting our customers, communities, and employees. Results for the quarter reflected strong business momentum in most of our businesses, resulting in improved and diversified revenues. Net interest income excluding the impact of PPP increased 2% sequentially, benefiting from robust C&I loan growth while continuing to be disciplined in managing our excess cash position. We generated record commercial banking and wealth and asset management revenue, while mortgage revenue was impacted by environmental factors and our decision to retain a portion of our salable production. We expect the positive momentum in our businesses to carry forward into 2022 and beyond.
We had yet another quarter of benign credit results, resulting in a full year net charge-off ratio of just 16 basis points. Additionally, non-performing loans and commercial criticized assets continued to improve.
We took action in recognition of the extraordinary efforts made by our front-line employees throughout the pandemic by making a special COVID staffing bonus totaling $10 million in the fourth quarter.
We continue to focus on growing strong relationships and managing the balance sheet with a through-the-cycle perspective to generate sustainable long-term value and continue our position as a top performing regional bank."
                                      -Greg D. Carmichael, Chairman and CEO

Investor contact: Chris Doll (513) 534-2345 | Media contact: Ed Loyd (513) 534-6397 January 20, 2022

Income Statement Highlights
($ in millions, except per share data)	For the Three Months Ended			% Change
	December	September	December
	2021	2021	2020	Seq	Yr/Yr
Condensed Statements of Income
Net interest income (NII)(a)	$1,200	$1,192	$1,185	1%	1%
Benefit from credit losses	(47)	(42)	(13)	12%	262%
Noninterest income	791	836	787	(5)%	1%
Noninterest expense	1,206	1,172	1,236	3%	(2)%
Income before income taxes(a)	$832	$898	$749	(7)%	11%

Taxable equivalent adjustment	$3	$3	$3	—	—
Applicable income tax expense	167	191	142	(13)%	18%
Net income	$662	$704	$604	(6)%	10%
Dividends on preferred stock	35	20	35	75%	—
Net income available to common shareholders	$627	$684	$569	(8)%	10%
Earnings per share, diluted	$0.90	$0.97	$0.78	(7)%	15%

Fifth Third Bancorp (NASDAQ®: FITB) today reported fourth quarter 2021 net income of $662 million compared to net income of $704 million in the prior quarter and $604 million in the year-ago quarter. Net income available to common shareholders in the current quarter was $627 million, or $0.90 per diluted share, compared to $684 million, or $0.97 per diluted share, in the prior quarter and $569 million, or $0.78 per diluted share, in the year-ago quarter.

Diluted earnings per share impact of certain items - 4Q21

(after-tax impacts(f); $ in millions, except per share data)

Valuation of Visa total return swap (noninterest income)	$(14)
Special COVID staffing bonus to front-line employees (noninterest expense)	(8)
After-tax impact(f) of certain items	$(22)

Diluted earnings per share impact of certain items[1]	$(0.03)

[1]Diluted earnings per share impact reflects 697.532 million average diluted shares outstanding

Reported full year 2021 net income was $2.8 billion compared to full year 2020 net income of $1.4 billion. Full year 2021 net income available to common shareholders was $2.7 billion, or $3.73 per diluted share, compared to 2020 full year net income available to common shareholders of $1.3 billion, or $1.83 per diluted share.

Net Interest Income
(FTE; $ in millions)(a)	For the Three Months Ended			% Change
	December	September	December
	2021	2021	2020	Seq	Yr/Yr
Interest Income
Interest income	$1,297	$1,295	$1,318	—	(2)%
Interest expense	97	103	133	(6)%	(27)%
Net interest income (NII)	$1,200	$1,192	$1,185	1%	1%

Average Yield/Rate Analysis				bps Change
Yield on interest-earning assets	2.75%	2.81%	2.87%	(6)	(12)
Rate paid on interest-bearing liabilities	0.33%	0.36%	0.45%	(3)	(12)

Ratios
Net interest rate spread	2.42%	2.45%	2.42%	(3)	—
Net interest margin (NIM)	2.55%	2.59%	2.58%	(4)	(3)

Compared to the prior quarter, NII increased $8 million, or 1%, primarily due to higher commercial & industrial (C&I) loan balances, seasonal mutual fund dividends and elevated prepayment penalties received in the investment portfolio, and a reduction in long-term debt, partially offset by lower yields on C&I loan balances due to continued spread compression and lower PPP-related income. PPP-related interest income was $36 million compared to $47 million in the prior quarter. Excluding the impact of PPP-related income, NII increased $19 million, or 2%, sequentially. Compared to the prior quarter, reported NIM decreased 4 bps, primarily due to a $2.6 billion increase in other short-term investments (primarily interest-bearing cash) and lower yields on C&I loans, partially offset by the aforementioned seasonal mutual fund dividends and elevated prepayment penalties received in the investment portfolio. Underlying NIM(g) decreased 1 bp sequentially. Excess liquidity and PPP had a negative impact on reported NIM of approximately 47 bps in the current quarter, compared to 44 bps in the prior quarter.
Compared to the year-ago quarter, NII increased $15 million, or 1%, primarily reflecting the benefit of GNMA forbearance loan buyout purchases, a reduction in long-term debt, higher indirect secured consumer loan balances, and lower deposit costs, partially offset by lower home equity, C&I, and construction balances as well as the impact of lower market rates. Compared to the year-ago quarter, reported NIM decreased 3 bps, primarily reflecting loan spread compression and lower market rates, partially offset by PPP-related income and lower long-term debt and deposit costs.

Noninterest Income
($ in millions)	For the Three Months Ended			% Change
	December	September	December
	2021	2021	2020	Seq	Yr/Yr
Noninterest Income
Service charges on deposits	$156	$152	$146	3%	7%
Commercial banking revenue	171	152	141	13%	21%
Mortgage banking net revenue	35	86	25	(59)%	40%
Wealth and asset management revenue	150	147	133	2%	13%
Card and processing revenue	104	102	92	2%	13%
Leasing business revenue	74	78	69	(5)%	7%
Other noninterest income	120	120	168	—	(29)%
Securities (losses) gains, net	(19)	(1)	14	NM	NM
Securities losses, net - non-qualifying hedges
on mortgage servicing rights	—	—	(1)	NM	(100)%
Total noninterest income	$791	$836	$787	(5)%	1%

Reported noninterest income decreased $45 million, or 5%, from the prior quarter, and increased $4 million, or 1%, from the year-ago quarter. The reported results reflect the impact of certain items in the table below. Reported results include securities gains and losses, including a $17 million loss attributable to market value changes on Fifth Third's 1.7 million shares of AvidXchange Holdings, Inc. that have occurred since its initial public offering.

Noninterest Income excluding certain items
($ in millions)	For the Three Months Ended
	December	September	December
	2021	2021	2020
Noninterest Income excluding certain items
Noninterest income (U.S. GAAP)	$791	$836	$787
Valuation of Visa total return swap	19	17	30
Net disposition charges/(gain)	—	(60)	11
Securities losses/(gains), net	19	1	(14)
Noninterest income excluding certain items(a)	$829	$794	$814

Compared to the prior quarter, noninterest income excluding certain items increased $35 million, or 4%. Compared to the year-ago quarter, noninterest income excluding certain items increased $15 million, or 2%.
Compared to the prior quarter, service charges on deposits increased $4 million, or 3%, reflecting an increase in both commercial treasury management and consumer deposit fees. Record commercial banking revenue increased $19 million, or 13%, primarily driven by an increase in M&A advisory revenue, partially offset by lower corporate bond fees. Mortgage banking net revenue decreased $51 million, or 59%, reflecting a $41 million decrease in origination fees and gains on loan sales (including a $12 million unfavorable impact from the retention of certain mortgages originated during the quarter), and a $14 million decrease from MSR net valuation adjustments, partially offset by an increase in servicing fees. Current quarter mortgage originations of $4.3 billion decreased $0.7 billion, or 14%, compared to the prior quarter. Wealth and asset management revenue increased $3 million, or 2%, driven primarily by increased high net worth insurance and personal asset management revenue. Card and processing revenue increased $2 million, or 2%, primarily driven by higher spend volume. Leasing business revenue decreased $4 million, or 5%, primarily driven by a decrease in business solutions revenue, partially offset by an increase in lease remarketing revenue. Other noninterest income results were driven by the recognition of tax receivable agreement revenue of $46 million as well as private equity income.
Compared to the year-ago quarter, service charges on deposits increased $10 million, or 7%, reflecting an increase in both commercial treasury management and consumer deposit fees. Commercial banking revenue increased $30 million, or 21%, primarily driven by increases in M&A advisory revenue and loan syndication revenue, partially offset by lower corporate bond fees. Mortgage banking net revenue increased $10 million, or 40%, reflecting an $11 million decrease in MSR asset decay reflecting slower prepayment speeds and an $8 million improvement from MSR net valuation adjustments, partially offset by a $10 million decrease in origination fees and gains on loan sales. Wealth and asset management revenue increased $17 million, or 13%, primarily driven by higher personal asset management revenue and brokerage fees. Card and processing revenue increased $12 million, or 13%, primarily driven by higher spend volumes, partially offset by higher rewards. Leasing business revenue increased $5 million, or 7%, primarily reflecting increases in lease remarketing revenue.

Noninterest Expense
($ in millions)	For the Three Months Ended			% Change
	December	September	December
	2021	2021	2020	Seq	Yr/Yr
Noninterest Expense
Compensation and benefits	$655	$627	$679	4%	(4)%
Net occupancy expense	77	79	98	(3)%	(21)%
Technology and communications	103	98	90	5%	14%
Equipment expense	36	34	34	6%	6%
Card and processing expense	19	19	31	—	(39)%
Leasing business expense	36	33	37	9%	(3)%
Marketing expense	35	29	30	21%	17%
Other noninterest expense	245	253	237	(3)%	3%
Total noninterest expense	$1,206	$1,172	$1,236	3%	(2)%

Reported noninterest expense increased $34 million, or 3%, from the prior quarter, and decreased $30 million, or 2%, from the year-ago quarter. The reported results reflect the impact of certain items in the table below.

Noninterest Expense excluding certain items
($ in millions)	For the Three Months Ended
	December	September	December
	2021	2021	2020
Noninterest Expense excluding certain items
Noninterest expense (U.S. GAAP)	$1,206	$1,172	$1,236
Special COVID staffing bonus to front-line employees	(10)	—	—
Fifth Third Foundation contribution	—	(15)	(25)
Branch and non-branch real estate charges	—	—	(21)
Business acquisition charges	—	—	(16)
Noninterest expense excluding certain items(a)	$1,196	$1,157	$1,174

Compared to the prior quarter, noninterest expense excluding certain items increased $39 million, or 3%, primarily reflecting an increase in compensation and benefits, driven by higher performance-based compensation expense reflecting strong business results as well as elevated medical benefits, increased marketing expense associated with Fifth Third Momentum Banking, and an increase in technology and communications expense related to continued modernization investments.
Compared to the year-ago quarter, noninterest expense excluding certain items increased $22 million, or 2%, primarily driven by an increase in technology and communications expense related to continued modernization investments, expenses associated with the aforementioned GNMA forbearance loan buyout purchases, and an increase in travel and entertainment expense. These items were partially offset by lower card and processing expense due to contract renegotiations and a decrease in compensation and benefits expense, primarily reflecting a decline in full-time equivalent employees.

Average Interest-Earning Assets
($ in millions)	For the Three Months Ended			% Change
	December	September	December
	2021	2021	2020	Seq	Yr/Yr
Average Portfolio Loans and Leases
Commercial loans and leases:
Commercial and industrial loans	$49,566	$47,766	$50,385	4%	(2)%
Commercial mortgage loans	10,247	10,317	10,727	(1)%	(4)%
Commercial construction loans	5,329	5,728	5,820	(7)%	(8)%
Commercial leases	3,057	3,158	2,932	(3)%	4%
Total commercial loans and leases	$68,199	$66,969	$69,864	2%	(2)%
Consumer loans:
Residential mortgage loans	$16,188	$16,223	$16,016	—	1%
Home equity	4,179	4,409	5,315	(5)%	(21)%
Indirect secured consumer loans	16,345	15,590	13,272	5%	23%
Credit card	1,739	1,748	2,042	(1)%	(15)%
Other consumer loans	2,837	3,031	2,851	(6)%	—
Total consumer loans	$41,288	$41,001	$39,496	1%	5%
Total average portfolio loans and leases	$109,487	$107,970	$109,360	1%	—

Memo:
Average PPP loans	$1,756	$3,071	$5,098	(43)%	(66)%
Average portfolio commercial and industrial loans - excl. PPP loans	$47,810	$44,695	$45,287	7%	6%

Average Loans and Leases Held for Sale
Commercial loans and leases held for sale	$5	$31	$56	(84)%	(91)%
Consumer loans held for sale	5,298	5,527	2,048	(4)%	159%
Total average loans and leases held for sale	$5,303	$5,558	$2,104	(5)%	152%

Securities (taxable and tax-exempt)	$37,631	$37,208	$35,965	1%	5%
Other short-term investments	34,624	32,065	34,989	8%	(1)%
Total average interest-earning assets	$187,045	$182,801	$182,418	2%	3%

Compared to the prior quarter, total average portfolio loans and leases increased 1%, reflecting an increase in both commercial loan and lease balances and consumer loans. Average commercial portfolio loans and leases increased 2%, primarily reflecting growth in C&I loans which increased 4% (or 7% excluding the impact of PPP loans). Average consumer portfolio loans increased 1%, as higher indirect secured consumer loans were partially offset by lower home equity and other consumer loan balances.
Compared to the year-ago quarter, total average portfolio loans and leases were flat, as an increase in consumer loans was offset by lower commercial loans and leases. Average commercial portfolio loans and leases decreased 2% primarily due to PPP forgiveness and lower commercial construction loans, partially offset by higher C&I loans (which were up 6% excluding the impact of PPP loans). Average consumer portfolio loans increased 5%, as higher indirect secured consumer loans were partially offset by lower home equity and credit card balances.
Average loans and leases held for sale were $5 billion in the current quarter compared to $6 billion in the prior quarter and $2 billion in the year-ago quarter. The increase from the year-ago quarter was primarily attributable to the aforementioned GNMA forbearance loan buyout purchases within consumer loans held for sale (approximately $4.7 billion purchased since December 2020, including $0.7 billion in October 2021).
Average securities (taxable and tax-exempt) of $38 billion in the current quarter increased $0.4 billion, or 1%, compared to the prior quarter and increased $2 billion, or 5%, compared to the year-ago quarter.

Average other short-term investments (including interest-bearing cash) of $35 billion in the current quarter increased $3 billion, or 8%, compared to the prior quarter and decreased $0.4 billion, or 1%, compared to the year-ago quarter.

Total period-end commercial portfolio loans and leases of $70 billion increased 5% compared to the prior quarter, primarily reflecting growth of 11% in C&I loans excluding PPP, partially offset by PPP forgiveness and lower construction loan balances. Compared to the year-ago quarter, total period-end commercial portfolio loans increased $1 billion, or 2%, primarily reflecting growth in C&I loans excluding PPP, partially offset by PPP forgiveness and lower construction and commercial mortgage loan balances. Period-end commercial revolving line utilization was 33%, compared to 31% in the prior quarter and 32% in the year-ago quarter.

Period-end consumer portfolio loans of $42 billion increased 1% compared to the prior quarter, as continued growth in indirect secured consumer loans was partially offset by a decline in other consumer loan and home equity balances. Compared to the year-ago quarter, total period-end consumer portfolio loans increased $2 billion, or 5%, reflecting higher indirect secured consumer loan balances, partially offset by lower home equity and other consumer loan balances.

Average Deposits
($ in millions)	For the Three Months Ended			% Change
	December	September	December
	2021	2021	2020	Seq	Yr/Yr
Average Deposits
Demand	$64,828	$62,626	$56,365	4%	15%
Interest checking	47,384	45,128	47,664	5%	(1)%
Savings	21,702	20,941	17,658	4%	23%
Money market	30,566	30,514	31,205	—	(2)%
Foreign office(h)	193	195	161	(1)%	20%
Total transaction deposits	$164,673	$159,404	$153,053	3%	8%
CDs $250,000 or less	2,604	2,937	4,260	(11)%	(39)%
Total core deposits	$167,277	$162,341	$157,313	3%	6%
CDs over $250,000	264	306	1,313	(14)%	(80)%
Total average deposits	$167,541	$162,647	$158,626	3%	6%
Fifth Third has elected to record CDs $250,000 or less within core deposits, consistent with minimum FDIC insurance coverage. Fifth Third had previously recorded certificates under $100,000 as "other time" within core deposits. Prior periods have been adjusted to conform to current period presentation.

Compared to the prior quarter, average core deposits increased 3%, as increases in demand, interest checking, and savings deposit balances were partially offset by decreases in certificates $250,000 or less. Average demand deposits represented 39% of total core deposits in the current quarter, consistent with the prior quarter. Average commercial transaction deposits increased 5% and average consumer transaction deposits increased 2%.
Compared to the year-ago quarter, average core deposits increased 6%, reflecting ongoing impacts of fiscal and monetary stimulus combined with success in generating consumer household growth, partially offset by the HSA deposit sale finalized near the end of the third quarter of 2021. Average commercial transaction deposits increased 3% and average consumer transaction deposits increased 13%.
The period end portfolio loan-to-core deposit ratio was 66% in the current quarter, compared to 65% in the prior quarter and 69% in the year-ago quarter.

Average Wholesale Funding
($ in millions)	For the Three Months Ended			% Change
	December	September	December
	2021	2021	2020	Seq	Yr/Yr
Average Wholesale Funding
CDs over $250,000	$264	$306	$1,313	(14)%	(80)%
Federal funds purchased	315	348	307	(9)%	3%
Other short-term borrowings	1,000	1,122	1,091	(11)%	(8)%
Long-term debt	11,697	12,057	15,018	(3)%	(22)%
Total average wholesale funding	$13,276	$13,833	$17,729	(4)%	(25)%
Fifth Third has elected to record CDs $250,000 or less within core deposits, consistent with minimum FDIC insurance coverage. Fifth Third had previously recorded certificates under $100,000 as "other time" within core deposits. As a result wholesale funding now only includes CDs over $250,000. Prior periods have been adjusted to conform to current period presentation.
Compared to the prior quarter, average wholesale funding decreased 4%, reflecting the impact of reductions in long-term debt over the past two quarters, as well as continued runoff in jumbo CD balances and other short-term borrowings. Compared to the year-ago quarter, average wholesale funding decreased 25%, reflecting decreases in long-term debt, jumbo CD balances, and other short-term borrowings.

Credit Quality Summary
($ in millions)	As of and For the Three Months Ended
	December	September	June	March	December
	2021	2021	2021	2021	2020

Total nonaccrual portfolio loans and leases (NPLs)	$498	$528	$621	$741	$834
Repossessed property	5	4	5	7	9
OREO	24	27	31	35	21
Total nonperforming portfolio loans and leases and OREO (NPAs)	$527	$559	$657	$783	$864

NPL ratio(i)	0.44%	0.49%	0.58%	0.68%	0.77%
NPA ratio(c)	0.47%	0.52%	0.61%	0.72%	0.79%

Total loans and leases 30-89 days past due (accrual)	$254	$267	$281	$305	$357
Total loans and leases 90 days past due (accrual)	117	92	83	124	163

Allowance for loan and lease losses (ALLL), beginning	$1,954	$2,033	$2,208	$2,453	$2,574
Total net losses charged-off	(38)	(21)	(44)	(71)	(118)
Benefit from loan and lease losses	(24)	(58)	(131)	(174)	(3)
ALLL, ending	$1,892	$1,954	$2,033	$2,208	$2,453

Reserve for unfunded commitments, beginning	$205	$189	$173	$172	$182
(Benefit from) provision for the reserve for unfunded commitments	(23)	16	16	1	(10)
Reserve for unfunded commitments, ending	$182	$205	$189	$173	$172

Total allowance for credit losses (ACL)	$2,074	$2,159	$2,222	$2,381	$2,625

ACL ratios:
As a % of portfolio loans and leases	1.85%	2.00%	2.06%	2.19%	2.41%
As a % of nonperforming portfolio loans and leases	416%	409%	358%	321%	315%
As a % of nonperforming portfolio assets	394%	386%	338%	304%	304%

ALLL as a % of portfolio loans and leases	1.69%	1.81%	1.89%	2.03%	2.25%

Total losses charged-off	$(77)	$(56)	$(103)	$(109)	$(154)
Total recoveries of losses previously charged-off	39	35	59	38	36
Total net losses charged-off	$(38)	$(21)	$(44)	$(71)	$(118)

Net charge-off ratio (NCO ratio)(b)	0.14%	0.08%	0.16%	0.27%	0.43%
Commercial NCO ratio	0.10%	0.03%	0.10%	0.17%	0.40%
Consumer NCO ratio	0.21%	0.16%	0.26%	0.43%	0.47%

Nonperforming portfolio loans and leases were $498 million in the current quarter, with the resulting NPL ratio of 0.44%. Compared to the prior quarter, NPLs decreased $30 million with the NPL ratio decreasing 5 bps. Compared to the year-ago quarter, NPLs decreased $336 million with the NPL ratio decreasing 33 bps.
Nonperforming portfolio assets were $527 million in the current quarter, with the resulting NPA ratio of 0.47%. Compared to the prior quarter, NPAs decreased $32 million with the NPA ratio decreasing 5 bps. Compared to the year-ago quarter, NPAs decreased $337 million with the NPA ratio decreasing 32 bps.
The benefit from credit losses totaled $47 million in the current quarter. The allowance for credit loss ratio represented 1.85% of total portfolio loans and leases at quarter end, compared with 2.00% for the prior quarter end and 2.41% for the year-ago quarter end. In the current quarter, the allowance for credit losses represented 416% of nonperforming portfolio loans and leases and 394% of nonperforming portfolio assets.

Net charge-offs were $38 million in the current quarter, with the resulting NCO ratio of 0.14%. Compared to the prior quarter, net charge-offs increased $17 million and the NCO ratio increased 6 bps, reflecting higher charge-offs in both commercial and consumer portfolios. Compared to the year-ago quarter, net charge-offs decreased $80 million and the NCO ratio decreased 29 bps, reflecting improvement in both commercial and consumer portfolios.

Capital Position
	As of and For the Three Months Ended
	December	September	June	March	December
	2021	2021	2021	2021	2020
Capital Position
Average total Bancorp shareholders' equity as a % of average assets	10.71%	11.16%	11.11%	11.26%	11.34%
Tangible equity(a)	7.97%	8.06%	8.35%	8.20%	8.18%
Tangible common equity (excluding AOCI)(a)	6.94%	7.01%	7.28%	7.14%	7.11%
Tangible common equity (including AOCI)(a)	7.47%	7.74%	8.18%	7.95%	8.29%

Regulatory Capital Ratios(d)(e)
CET1 capital	9.53%	9.86%	10.37%	10.46%	10.34%
Tier I risk-based capital	10.89%	11.28%	11.83%	11.94%	11.83%
Total risk-based capital	13.40%	13.94%	14.60%	14.80%	15.08%
Tier I leverage	8.27%	8.41%	8.55%	8.61%	8.49%

Capital ratios remained strong this quarter. The CET1 capital ratio was 9.53%, the tangible common equity to tangible assets ratio was 6.94% excluding AOCI, and 7.47% including AOCI. The Tier I risk-based capital ratio was 10.89%, the Total risk-based capital ratio was 13.40%, and the Tier I leverage ratio was 8.27%. Certain capital ratios, including the Tier I leverage ratio, continued to be impacted by the increase in assets since the onset of the pandemic, predominantly from 0% risk-weighted assets resulting from interest-bearing cash as well as PPP loans.
During the fourth quarter of 2021, Fifth Third repurchased approximately $316 million of its outstanding stock as part of the Company's capital plan, which reduced common shares by approximately 7.3 million at quarter end.

Tax Rate
The effective tax rate was 20.1% compared with 21.3% in the prior quarter and 19.1% in the year-ago quarter.
Conference Call
Fifth Third will host a conference call to discuss these financial results at 9:00 a.m. (Eastern Time) today. This conference call will be webcast live and may be accessed through the Fifth Third Investor Relations website at www.53.com (click on “About Us” then “Investor Relations”). Those unable to listen to the live webcast may access a webcast replay through the Fifth Third Investor Relations website at the same web address, which will be available for 30 days.
Corporate Profile
Fifth Third Bancorp is a diversified financial services company headquartered in Cincinnati, Ohio, and the indirect parent company of Fifth Third Bank, National Association, a federally chartered institution. As of December 31, 2021, the Company had $211 billion in assets and operates 1,117 full-service Banking Centers, and 2,322 Fifth Third branded ATMs in Ohio, Kentucky, Indiana, Michigan, Illinois, Florida, Tennessee, West Virginia, Georgia, North Carolina and South Carolina. In total, Fifth Third provides its customers with access to approximately 54,000 fee-free ATMs across the United States. Fifth Third operates four main businesses: Commercial Banking, Branch Banking, Consumer Lending, and Wealth & Asset Management. Fifth Third is among the largest money managers in the Midwest and, as of December 31, 2021, had $554 billion in assets under care, of which it managed $65 billion for individuals, corporations and not-for-profit organizations through its Trust and Registered Investment Advisory businesses. Investor information and press releases can be viewed at www.53.com. Fifth Third’s common stock is traded on the NASDAQ® Global Select Market under the symbol “FITB.”
Earnings Release End Notes
(a)Non-GAAP measure; see discussion of non-GAAP reconciliation beginning on page 27.
(b)Net losses charged-off as a percent of average portfolio loans and leases presented on an annualized basis.
(c)Nonperforming portfolio assets as a percent of portfolio loans and leases and OREO.
(d)Regulatory capital ratios are calculated pursuant to the five-year transition provision option to phase in the effects of CECL on regulatory capital after its adoption on January 1, 2020.
(e)Current period regulatory capital ratios are estimated.
(f)Assumes a 23% tax rate.
(g)Fourth quarter 2021 underlying NIM calculated by reducing average interest-earning assets approximately $32.1 billion resulting from excess cash compared to normalized levels (average other short term investments less a $2.5 billion normalized level) and approximately $1.8 billion from average PPP balances (with a corresponding reduction to net interest income of approximately $36 million), resulting in an underlying NIM of approximately 3.02%; Third quarter 2021 underlying NIM calculated by reducing average interest-earning assets approximately $29.6 billion resulting from excess cash compared to normalized levels (average other short term investments less a $2.5 billion normalized level) and approximately $3.1 billion from average PPP balances (with a corresponding reduction to net interest income of approximately $47 million), resulting in an underlying NIM of approximately 3.03%.
(h)Includes commercial customer Eurodollar sweep balances for which the Bank pays rates comparable to other commercial deposit accounts.
(i)Nonperforming portfolio loans and leases as a percent of portfolio loans and leases.

FORWARD-LOOKING STATEMENTS

This release contains statements that we believe are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Rule 175 promulgated thereunder, and Section 21E of the Securities Exchange Act of 1934, as amended, and Rule 3b-6 promulgated thereunder. All statements other than statements of historical fact are forward-looking statements. These statements relate to our financial condition, results of operations, plans, objectives, future performance, capital actions or business. They usually can be identified by the use of forward-looking language such as “will likely result,” “may,” “are expected to,” “is anticipated,” “potential,” “estimate,” “forecast,” “projected,” “intends to,” or may include other similar words or phrases such as “believes,” “plans,” “trend,” “objective,” “continue,” “remain,” or similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” or similar verbs. You should not place undue reliance on these statements, as they are subject to risks and uncertainties, including but not limited to the risk factors set forth in our most recent Annual Report on Form 10-K as updated by our filings with the U.S. Securities and Exchange Commission (“SEC”).

There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors that might cause such a difference include, but are not limited to: (1) effects of the global COVID-19 pandemic; (2) deteriorating credit quality; (3) loan concentration by location or industry of borrowers or collateral; (4) problems encountered by other financial institutions; (5) inadequate sources of funding or liquidity; (6) unfavorable actions of rating agencies; (7) inability to maintain or grow deposits; (8) limitations on the ability to receive dividends from subsidiaries; (9) cyber-security risks; (10) Fifth Third’s ability to secure confidential information and deliver products and services through the use of computer systems and telecommunications networks; (11) failures by third-party service providers; (12) inability to manage strategic initiatives and/or organizational changes; (13) inability to implement technology system enhancements; (14) failure of internal controls and other risk management systems; (15) losses related to fraud, theft, misappropriation or violence; (16) inability to attract and retain skilled personnel; (17) adverse impacts of government regulation; (18) governmental or regulatory changes or other actions; (19) failures to meet applicable capital requirements; (20) regulatory objections to Fifth Third’s capital plan; (21) regulation of Fifth Third’s derivatives activities; (22) deposit insurance premiums; (23) assessments for the orderly liquidation fund; (24) replacement of LIBOR; (25) weakness in the national or local economies; (26) global political and economic uncertainty or negative actions; (27) changes in interest rates; (28) changes and trends in capital markets; (29) fluctuation of Fifth Third’s stock price; (30) volatility in mortgage banking revenue; (31) litigation, investigations, and enforcement proceedings by governmental authorities; (32) breaches of contractual covenants, representations and warranties; (33) competition and changes in the financial services industry; (34) changing retail distribution strategies, customer preferences and behavior; (35) difficulties in identifying, acquiring or integrating suitable strategic partnerships, investments or acquisitions; (36) potential dilution from future acquisitions; (37) loss of income and/or difficulties encountered in the sale and separation of businesses, investments or other assets; (38) results of investments or acquired entities; (39) changes in accounting standards or interpretation or declines in the value of Fifth Third’s goodwill or other intangible assets; (40) inaccuracies or other failures from the use of models; (41) effects of critical accounting policies and judgments or the use of inaccurate estimates; (42) weather-related events, other natural disasters, or health emergencies (including pandemics); (43) the impact of reputational risk created by these or other developments on such matters as business generation and retention, funding and liquidity; (44) changes in law or requirements imposed by Fifth Third’s regulators impacting our capital actions, including dividend payments and stock repurchases; and (45) Fifth Third's ability to meet its sustainability targets, goals and commitments.

You should refer to our periodic and current reports filed with the Securities and Exchange Commission, or “SEC,” for further information on other factors, which could cause actual results to be significantly different from those expressed or implied by these forward-looking statements. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to us. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations or any changes in events, conditions or circumstances on which any such statement is based, except as may be required by law, and we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The information contained herein is intended to be reviewed in its totality, and any stipulations, conditions or provisos that apply to a given piece of information in one part of this press release should be read as applying mutatis mutandis to every other instance of such information appearing herein.
# # #

Quarterly Financial Review for December 31, 2021

Table of Contents

Financial Highlights	14-15
Consolidated Statements of Income	16-17
Consolidated Balance Sheets	18-19
Consolidated Statements of Changes in Equity	20
Average Balance Sheet and Yield Analysis	21-22
Summary of Loans and Leases	23
Regulatory Capital	24
Summary of Credit Loss Experience	25
Asset Quality	26
Non-GAAP Reconciliation	27-29
Segment Presentation	30

Fifth Third Bancorp and Subsidiaries
Financial Highlights				% / bps				% / bps
$ in millions, except per share data	For the Three Months Ended			Change		Year to Date		Change
(unaudited)	December	September	December			December	December
	2021	2021	2020	Seq	Yr/Yr	2021	2020	Yr/Yr
Income Statement Data
Net interest income	$1,197	$1,189	$1,182	1%	1%	$4,770	$4,782	—
Net interest income (FTE)(a)	1,200	1,192	1,185	1%	1%	4,782	4,795	—
Noninterest income	791	836	787	(5%)	1%	3,118	2,830	10%
Total revenue (FTE)(a)	1,991	2,028	1,972	(2%)	1%	7,900	7,625	4%
(Benefit from) provision for credit losses	(47)	(42)	(13)	12%	262%	(377)	1,097	NM
Noninterest expense	1,206	1,172	1,236	3%	(2%)	4,748	4,718	1%
Net income	662	704	604	(6%)	10%	2,770	1,427	94%
Net income available to common shareholders	627	684	569	(8%)	10%	2,659	1,323	101%

Earnings Per Share Data
Net income allocated to common shareholders	$625	$683	$567	(8%)	10%	$2,652	$1,317	101%
Average common shares outstanding (in thousands):
Basic	688,370	697,457	715,482	(1%)	(4%)	702,189	714,730	(2%)
Diluted	697,532	706,090	722,096	(1%)	(3%)	711,198	719,735	(1%)
Earnings per share, basic	$0.91	$0.98	$0.79	(7%)	15%	$3.78	$1.84	105%
Earnings per share, diluted	0.90	0.97	0.78	(7%)	15%	3.73	1.83	104%

Common Share Data
Cash dividends per common share	$0.30	$0.30	$0.27	—	11%	$1.14	$1.08	6%
Book value per share	29.43	29.59	29.46	(1%)	—	29.43	29.46	—
Market value per share	43.55	42.44	27.57	3%	58%	43.55	27.57	58%
Common shares outstanding (in thousands)	682,778	689,790	712,760	(1%)	(4%)	682,778	712,760	(4%)
Market capitalization	$29,735	$29,275	$19,651	2%	51%	$29,735	$19,651	51%

Financial Ratios
Return on average assets	1.25%	1.36%	1.18%	(11)	7	1.34%	0.73%	61
Return on average common equity	12.2%	13.0%	10.8%	(80)	140	12.8%	6.4%	640
Return on average tangible common equity(a)	16.1%	16.9%	13.9%	(80)	220	16.6%	8.4%	820
Noninterest income as a percent of total revenue(a)	40%	41%	40%	(100)	—	39%	37%	200
Dividend payout	33.0%	30.6%	34.2%	240	(120)	30.2%	58.7%	NM
Average total Bancorp shareholders' equity as a percent of average assets	10.71%	11.16%	11.34%	(45)	(63)	11.06%	11.61%	(55)
Tangible common equity(a)	6.94%	7.01%	7.11%	(7)	(17)	6.94%	7.11%	(17)
Net interest margin (FTE)(a)	2.55%	2.59%	2.58%	(4)	(3)	2.59%	2.78%	(19)
Efficiency (FTE)(a)	60.6%	57.8%	62.7%	280	(210)	60.1%	61.9%	(180)
Effective tax rate	20.1%	21.3%	19.1%	(120)	100	21.2%	20.6%	60

Credit Quality
Net losses charged-off	$38	$21	$118	81%	(68%)	$174	$471	(63%)
Net losses charged-off as a percent of average portfolio loans and leases (annualized)	0.14%	0.08%	0.43%	6	(29)	0.16%	0.42%	(26)
ALLL as a percent of portfolio loans and leases	1.69%	1.81%	2.25%	(12)	(56)	1.69%	2.25%	(56)
ACL as a percent of portfolio loans and leases(g)	1.85%	2.00%	2.41%	(15)	(56)	1.85%	2.41%	(56)
Nonperforming portfolio assets as a percent of portfolio loans and leases and OREO	0.47%	0.52%	0.79%	(5)	(32)	0.47%	0.79%	(32)

Average Balances
Loans and leases, including held for sale	$114,790	$113,528	$111,464	1%	3%	$114,117	$114,411	—
Securities and other short-term investments	72,255	69,273	70,954	4%	2%	70,261	58,277	21%
Assets	209,604	205,449	203,930	2%	3%	206,324	194,230	6%
Transaction deposits(b)	164,673	159,404	153,053	3%	8%	159,204	140,505	13%
Core deposits(c)(h)	167,277	162,341	157,313	3%	6%	162,418	145,752	11%
Wholesale funding(d)(h)	13,276	13,833	17,729	(4%)	(25%)	15,079	20,377	(26%)
Bancorp shareholders' equity	22,449	22,927	23,126	(2%)	(3%)	22,812	22,555	1%

Regulatory Capital Ratios(e)(f)
CET1 capital	9.53%	9.86%	10.34%	(33)	(81)	9.53%	10.34%	(81)
Tier I risk-based capital	10.89%	11.28%	11.83%	(39)	(94)	10.89%	11.83%	(94)
Total risk-based capital	13.40%	13.94%	15.08%	(54)	(168)	13.40%	15.08%	(168)
Tier I leverage	8.27%	8.41%	8.49%	(14)	(22)	8.27%	8.49%	(22)

Operations
Banking centers	1,117	1,100	1,134	2%	(1%)	1,117	1,134	(1%)
ATMs	2,322	2,336	2,397	(1%)	(3%)	2,322	2,397	(3%)
Full-time equivalent employees	19,112	19,171	19,872	—	(4%)	19,112	19,872	(4%)
(a)Non-GAAP measure; see discussion and reconciliation of non-GAAP measures beginning on page 27.
(b)Includes demand, interest checking, savings, money market and foreign office deposits of commercial customers.
(c)Includes transaction deposits plus CDs $250,000 or less.
(d)Includes CDs over $250,000, other deposits, federal funds purchased, other short-term borrowings and long-term debt.
(e)Current period regulatory capital ratios are estimates.
(f)Regulatory capital ratios are calculated pursuant to the five-year transition provision option to phase in the effects of CECL on regulatory capital after its adoption on January 1, 2020.
(g)The allowance for credit losses is the sum of the ALLL and the reserve for unfunded commitments.
(h)Fifth Third has elected to record CDs $250,000 or less within core deposits, consistent with minimum FDIC insurance coverage. Fifth Third had previously recorded certificates $100,000 or less as "other time" within core deposits. As a result, wholesale funding now only includes CDs over $250,000. Prior periods have been adjusted to conform to current period presentation.

Fifth Third Bancorp and Subsidiaries
Financial Highlights
$ in millions, except per share data	For the Three Months Ended
(unaudited)	December	September	June	March	December
	2021	2021	2021	2021	2020
Income Statement Data
Net interest income	$1,197	$1,189	$1,208	$1,176	$1,182
Net interest income (FTE)(a)	1,200	1,192	1,211	1,179	1,185
Noninterest income	791	836	741	749	787
Total revenue (FTE)(a)	1,991	2,028	1,952	1,928	1,972
Benefit from credit losses	(47)	(42)	(115)	(173)	(13)
Noninterest expense	1,206	1,172	1,153	1,215	1,236
Net income	662	704	709	694	604
Net income available to common shareholders	627	684	674	674	569

Earnings Per Share Data
Net income allocated to common shareholders	$625	$683	$673	$672	$567
Average common shares outstanding (in thousands):
Basic	688,370	697,457	708,833	714,433	715,482
Diluted	697,532	706,090	718,085	723,425	722,096
Earnings per share, basic	$0.91	$0.98	$0.95	$0.94	$0.79
Earnings per share, diluted	0.90	0.97	0.94	0.93	0.78

Common Share Data
Cash dividends per common share	$0.30	$0.30	$0.27	$0.27	$0.27
Book value per share	29.43	29.59	29.57	28.78	29.46
Market value per share	43.55	42.44	38.23	37.45	27.57
Common shares outstanding (in thousands)	682,778	689,790	703,740	711,596	712,760
Market capitalization	$29,735	$29,275	$26,904	$26,649	$19,651

Financial Ratios
Return on average assets	1.25%	1.36%	1.38%	1.38%	1.18%
Return on average common equity	12.2%	13.0%	13.0%	13.1%	10.8%
Return on average tangible common equity(a)	16.1%	16.9%	16.6%	16.8%	13.9%
Noninterest income as a percent of total revenue(a)	40%	41%	38%	39%	40%
Dividend payout	33.0%	30.6%	28.4%	28.7%	34.2%
Average total Bancorp shareholders' equity as a percent of average assets	10.71%	11.16%	11.11%	11.26%	11.34%
Tangible common equity(a)	6.94%	7.01%	7.28%	7.14%	7.11%
Net interest margin (FTE)(a)	2.55%	2.59%	2.63%	2.62%	2.58%
Efficiency (FTE)(a)	60.6%	57.8%	59.1%	63.0%	62.7%
Effective tax rate	20.1%	21.3%	22.1%	21.4%	19.1%

Credit Quality
Net losses charged-off	$38	$21	$44	$71	$118
Net losses charged-off as a percent of average portfolio loans and leases (annualized)	0.14%	0.08%	0.16%	0.27%	0.43%
ALLL as a percent of portfolio loans and leases	1.69%	1.81%	1.89%	2.03%	2.25%
ACL as a percent of portfolio loans and leases(g)	1.85%	2.00%	2.06%	2.19%	2.41%
Nonperforming portfolio assets as a percent of portfolio loans and leases and OREO	0.47%	0.52%	0.61%	0.72%	0.79%

Average Balances
Loans and leases, including held for sale	$114,790	$113,528	$114,443	$113,701	$111,464
Securities and other short-term investments	72,255	69,273	70,475	69,014	70,954
Assets	209,604	205,449	206,353	203,836	203,930
Transaction deposits(b)	164,673	159,404	158,779	153,834	153,053
Core deposits(c)(h)	167,277	162,341	162,294	157,662	157,313
Wholesale funding(d)(h)	13,276	13,833	15,651	17,608	17,729
Bancorp shareholders' equity	22,449	22,927	22,927	22,952	23,126

Regulatory Capital Ratios(e)(f)
CET1 capital	9.53%	9.86%	10.37%	10.46%	10.34%
Tier I risk-based capital	10.89%	11.28%	11.83%	11.94%	11.83%
Total risk-based capital	13.40%	13.94%	14.60%	14.80%	15.08%
Tier I leverage	8.27%	8.41%	8.55%	8.61%	8.49%

Operations
Banking centers	1,117	1,100	1,096	1,098	1,134
ATMs	2,322	2,336	2,369	2,383	2,397
Full-time equivalent employees	19,112	19,171	19,402	19,819	19,872
(a)Non-GAAP measure; see discussion and reconciliation of non-GAAP measures beginning on page 27.
(b)Includes demand, interest checking, savings, money market and foreign office deposits of commercial customers.
(c)Includes transaction deposits plus CDs $250,000 or less.
(d)Includes CDs over $250,000, other deposits, federal funds purchased, other short-term borrowings and long-term debt.
(e)Current period regulatory capital ratios are estimates.
(f)Regulatory capital ratios are calculated pursuant to the five-year transition provision option to phase in the effects of CECL on regulatory capital after its adoption on January 1, 2020.
(g)The allowance for credit losses is the sum of the ALLL and the reserve for unfunded commitments.
(h)Fifth Third has elected to record CDs $250,000 or less within core deposits, consistent with minimum FDIC insurance coverage. Fifth Third had previously recorded certificates $100,000 or less as "other time" within core deposits. As a result, wholesale funding now only includes CDs over $250,000. Prior periods have been adjusted to conform to current period presentation.

Fifth Third Bancorp and Subsidiaries
Consolidated Statements of Income
$ in millions	For the Three Months Ended			% Change		Year to Date		% Change
(unaudited)	December	September	December			December	December
	2021	2021	2020	Seq	Yr/Yr	2021	2020	Yr/Yr
Interest Income
Interest and fees on loans and leases	$1,000	$1,014	$1,028	(1%)	(3%)	$4,079	$4,424	(8%)
Interest on securities	281	266	278	6%	1%	1,090	1,119	(3%)
Interest on other short-term investments	13	12	9	8%	44%	42	29	45%
Total interest income	1,294	1,292	1,315	—	(2%)	5,211	5,572	(6%)

Interest Expense
Interest on deposits	11	12	27	(8%)	(59%)	59	322	(82%)
Interest on federal funds purchased	—	—	—	NM	NM	—	2	(100%)
Interest on other short-term borrowings	—	—	1	NM	(100%)	2	14	(86%)
Interest on long-term debt	86	91	105	(5%)	(18%)	380	452	(16%)
Total interest expense	97	103	133	(6%)	(27%)	441	790	(44%)

Net Interest Income	1,197	1,189	1,182	1%	1%	4,770	4,782	—

(Benefit from) provision for credit losses	(47)	(42)	(13)	12%	262%	(377)	1,097	NM
Net Interest Income After (Benefit from) Provision for Credit Losses	1,244	1,231	1,195	1%	4%	5,147	3,685	40%

Noninterest Income
Service charges on deposits	156	152	146	3%	7%	600	559	7%
Commercial banking revenue	171	152	141	13%	21%	637	528	21%
Mortgage banking net revenue	35	86	25	(59%)	40%	270	320	(16%)
Wealth and asset management revenue	150	147	133	2%	13%	586	520	13%
Card and processing revenue	104	102	92	2%	13%	402	352	14%
Leasing business revenue	74	78	69	(5%)	7%	300	276	9%
Other noninterest income	120	120	168	—	(29%)	332	211	57%
Securities (losses) gains, net	(19)	(1)	14	NM	NM	(7)	62	NM
Securities (losses) gains, net - non-qualifying hedges on mortgage servicing rights	—	—	(1)	NM	(100%)	(2)	2	NM
Total noninterest income	791	836	787	(5%)	1%	3,118	2,830	10%

Noninterest Expense
Compensation and benefits	655	627	679	4%	(4%)	2,626	2,590	1%
Net occupancy expense	77	79	98	(3%)	(21%)	312	350	(11%)
Technology and communications	103	98	90	5%	14%	388	362	7%
Equipment expense	36	34	34	6%	6%	138	130	6%
Card and processing expense	19	19	31	—	(39%)	89	121	(26%)
Leasing business expense	36	33	37	9%	(3%)	137	140	(2%)
Marketing expense	35	29	30	21%	17%	107	104	3%
Other noninterest expense	245	253	237	(3%)	3%	951	921	3%
Total noninterest expense	1,206	1,172	1,236	3%	(2%)	4,748	4,718	1%
Income Before Income Taxes	829	895	746	(7%)	11%	3,517	1,797	96%
Applicable income tax expense	167	191	142	(13%)	18%	747	370	102%
Net Income	662	704	604	(6%)	10%	2,770	1,427	94%
Dividends on preferred stock	35	20	35	75%	—	111	104	7%
Net Income Available to Common Shareholders	$627	$684	$569	(8%)	10%	$2,659	$1,323	101%

Fifth Third Bancorp and Subsidiaries
Consolidated Statements of Income
$ in millions	For the Three Months Ended
(unaudited)	December	September	June	March	December
	2021	2021	2021	2021	2020
Interest Income
Interest and fees on loans and leases	$1,000	$1,014	$1,035	$1,030	$1,028
Interest on securities	281	266	279	264	278
Interest on other short-term investments	13	12	9	8	9
Total interest income	1,294	1,292	1,323	1,302	1,315

Interest Expense
Interest on deposits	11	12	15	21	27
Interest on other short-term borrowings	—	—	—	1	1
Interest on long-term debt	86	91	100	104	105
Total interest expense	97	103	115	126	133

Net Interest Income	1,197	1,189	1,208	1,176	1,182

Benefit from credit losses	(47)	(42)	(115)	(173)	(13)
Net Interest Income After Benefit from Credit Losses	1,244	1,231	1,323	1,349	1,195

Noninterest Income
Service charges on deposits	156	152	149	144	146
Commercial banking revenue	171	152	160	153	141
Mortgage banking net revenue	35	86	64	85	25
Wealth and asset management revenue	150	147	145	143	133
Card and processing revenue	104	102	102	94	92
Leasing business revenue	74	78	61	87	69
Other noninterest income	120	120	49	42	168
Securities (losses) gains, net	(19)	(1)	10	3	14
Securities (losses) gains, net - non-qualifying hedges on mortgage servicing rights	—	—	1	(2)	(1)
Total noninterest income	791	836	741	749	787

Noninterest Expense
Compensation and benefits	655	627	638	706	679
Net occupancy expense	77	79	77	79	98
Technology and communications	103	98	94	93	90
Equipment expense	36	34	34	34	34
Card and processing expense	19	19	20	30	31
Leasing business expense	36	33	33	35	37
Marketing expense	35	29	20	23	30
Other noninterest expense	245	253	237	215	237
Total noninterest expense	1,206	1,172	1,153	1,215	1,236
Income Before Income Taxes	829	895	911	883	746
Applicable income tax expense	167	191	202	189	142
Net Income	662	704	709	694	604
Dividends on preferred stock	35	20	35	20	35
Net Income Available to Common Shareholders	$627	$684	$674	$674	$569

Fifth Third Bancorp and Subsidiaries
Consolidated Balance Sheets
$ in millions, except per share data	As of			% Change
(unaudited)	December	September	December
	2021	2021	2020	Seq	Yr/Yr
Assets
Cash and due from banks	$2,994	$3,213	$3,147	(7%)	(5%)
Other short-term investments	34,572	34,203	33,399	1%	4%
Available-for-sale debt and other securities(a)	38,110	37,870	37,513	1%	2%
Held-to-maturity securities(b)	8	8	11	—	(27%)
Trading debt securities	512	685	560	(25%)	(9%)
Equity securities	376	329	313	14%	20%
Loans and leases held for sale	4,415	5,203	4,741	(15%)	(7%)
Portfolio loans and leases:
Commercial and industrial loans	51,659	47,834	49,665	8%	4%
Commercial mortgage loans	10,316	10,300	10,602	—	(3%)
Commercial construction loans	5,241	5,456	5,815	(4%)	(10%)
Commercial leases	3,052	3,130	2,915	(2%)	5%
Total commercial loans and leases	70,268	66,720	68,997	5%	2%
Residential mortgage loans	16,397	16,158	15,928	1%	3%
Home equity	4,084	4,276	5,183	(4%)	(21%)
Indirect secured consumer loans	16,783	16,004	13,653	5%	23%
Credit card	1,766	1,744	2,007	1%	(12%)
Other consumer loans	2,752	3,009	3,014	(9%)	(9%)
Total consumer loans	41,782	41,191	39,785	1%	5%
Portfolio loans and leases	112,050	107,911	108,782	4%	3%
Allowance for loan and lease losses	(1,892)	(1,954)	(2,453)	(3%)	(23%)
Portfolio loans and leases, net	110,158	105,957	106,329	4%	4%
Bank premises and equipment	2,120	2,101	2,088	1%	2%
Operating lease equipment	616	647	777	(5%)	(21%)
Goodwill	4,514	4,514	4,258	—	6%
Intangible assets	156	169	139	(8%)	12%
Servicing rights	1,121	943	656	19%	71%
Other assets	11,444	11,889	10,749	(4%)	6%
Total Assets	$211,116	$207,731	$204,680	2%	3%

Liabilities
Deposits:
Demand	$65,088	$63,879	$57,711	2%	13%
Interest checking	48,870	45,964	47,270	6%	3%
Savings	22,227	21,423	18,258	4%	22%
Money market	30,263	30,652	30,650	(1%)	(1%)
Foreign office	121	202	143	(40%)	(15%)
CDs $250,000 or less(d)	2,486	2,691	3,740	(8%)	(34%)
CDs over $250,000(d)	269	297	1,309	(9%)	(79%)
Total deposits	169,324	165,108	159,081	3%	6%
Federal funds purchased	281	309	300	(9%)	(6%)
Other short-term borrowings	980	949	1,192	3%	(18%)
Accrued taxes, interest and expenses	2,233	2,083	2,614	7%	(15%)
Other liabilities	4,267	5,339	3,409	(20%)	25%
Long-term debt	11,821	11,419	14,973	4%	(21%)
Total Liabilities	188,906	185,207	181,569	2%	4%
Equity
Common stock(c)	2,051	2,051	2,051	—	—
Preferred stock	2,116	2,116	2,116	—	—
Capital surplus	3,624	3,611	3,635	—	—
Retained earnings	20,236	19,817	18,384	2%	10%
Accumulated other comprehensive income	1,207	1,637	2,601	(26%)	(54%)
Treasury stock	(7,024)	(6,708)	(5,676)	5%	24%
Total Equity	22,210	22,524	23,111	(1%)	(4%)
Total Liabilities and Equity	$211,116	$207,731	$204,680	2%	3%
(a) Amortized cost	$36,941	$36,308	$34,982	2%	6%
(b) Market values	8	8	11	—	(27%)
(c) Common shares, stated value $2.22 per share (in thousands):
Authorized	2,000,000	2,000,000	2,000,000	—	—
Outstanding, excluding treasury	682,778	689,790	712,760	(1%)	(4%)
Treasury	241,115	234,102	211,132	3%	14%
(d) Fifth Third has elected to record CDs $250,000 or less within core deposits, consistent with minimum FDIC insurance coverage. Fifth Third had previously recorded certificates
$100,000 or less as "other time" within core deposits. Prior periods have been adjusted to conform to current period presentation.

Fifth Third Bancorp and Subsidiaries
Consolidated Balance Sheets
$ in millions, except per share data	As of
(unaudited)	December	September	June	March	December
	2021	2021	2021	2021	2020
Assets
Cash and due from banks	$2,994	$3,213	$3,285	$3,122	$3,147
Other short-term investments	34,572	34,203	32,409	34,187	33,399
Available-for-sale debt and other securities(a)	38,110	37,870	38,012	37,595	37,513
Held-to-maturity securities(b)	8	8	10	10	11
Trading debt securities	512	685	711	728	560
Equity securities	376	329	341	315	313
Loans and leases held for sale	4,415	5,203	5,730	5,477	4,741
Portfolio loans and leases:
Commercial and industrial loans	51,659	47,834	47,564	49,094	49,665
Commercial mortgage loans	10,316	10,300	10,347	10,481	10,602
Commercial construction loans	5,241	5,456	5,871	6,198	5,815
Commercial leases	3,052	3,130	3,238	3,255	2,915
Total commercial loans and leases	70,268	66,720	67,020	69,028	68,997
Residential mortgage loans	16,397	16,158	16,131	15,776	15,928
Home equity	4,084	4,276	4,545	4,815	5,183
Indirect secured consumer loans	16,783	16,004	15,192	14,336	13,653
Credit card	1,766	1,744	1,793	1,810	2,007
Other consumer loans	2,752	3,009	3,052	3,090	3,014
Total consumer loans	41,782	41,191	40,713	39,827	39,785
Portfolio loans and leases	112,050	107,911	107,733	108,855	108,782
Allowance for loan and lease losses	(1,892)	(1,954)	(2,033)	(2,208)	(2,453)
Portfolio loans and leases, net	110,158	105,957	105,700	106,647	106,329
Bank premises and equipment	2,120	2,101	2,073	2,072	2,088
Operating lease equipment	616	647	715	718	777
Goodwill	4,514	4,514	4,259	4,259	4,258
Intangible assets	156	169	117	127	139
Servicing rights	1,121	943	818	784	656
Other assets	11,444	11,889	11,210	10,858	10,749
Total Assets	$211,116	$207,731	$205,390	$206,899	$204,680

Liabilities
Deposits:
Demand	$65,088	$63,879	$62,760	$61,363	$57,711
Interest checking	48,870	45,964	44,872	45,582	47,270
Savings	22,227	21,423	20,667	20,162	18,258
Money market	30,263	30,652	30,564	30,630	30,650
Foreign office	121	202	152	113	143
CDs $250,000 or less(d)	2,486	2,691	2,958	3,404	3,740
CDs over $250,000(d)	269	297	310	1,139	1,309
Total deposits	169,324	165,108	162,283	162,393	159,081
Federal funds purchased	281	309	338	302	300
Other short-term borrowings	980	949	1,130	1,106	1,192
Accrued taxes, interest and expenses	2,233	2,083	2,045	1,879	2,614
Other liabilities	4,267	5,339	4,304	3,881	3,409
Long-term debt	11,821	11,419	12,364	14,743	14,973
Total Liabilities	188,906	185,207	182,464	184,304	181,569
Equity
Common stock(c)	2,051	2,051	2,051	2,051	2,051
Preferred stock	2,116	2,116	2,116	2,116	2,116
Capital surplus	3,624	3,611	3,602	3,592	3,635
Retained earnings	20,236	19,817	19,343	18,863	18,384
Accumulated other comprehensive income	1,207	1,637	1,974	1,792	2,601
Treasury stock	(7,024)	(6,708)	(6,160)	(5,819)	(5,676)
Total Equity	22,210	22,524	22,926	22,595	23,111
Total Liabilities and Equity	$211,116	$207,731	$205,390	$206,899	$204,680
(a) Amortized cost	$36,941	$36,308	$36,081	$35,963	$34,982
(b) Market values	8	8	10	10	11
(c) Common shares, stated value $2.22 per share (in thousands):
Authorized	2,000,000	2,000,000	2,000,000	2,000,000	2,000,000
Outstanding, excluding treasury	682,778	689,790	703,740	711,596	712,760
Treasury	241,115	234,102	220,153	212,297	211,132
(d) Fifth Third has elected to record CDs $250,000 or less within core deposits, consistent with minimum FDIC insurance coverage. Fifth Third had previously recorded certificates
$100,000 or less as "other time" within core deposits. Prior periods have been adjusted to conform to current period presentation.

Fifth Third Bancorp and Subsidiaries
Consolidated Statements of Changes in Equity
$ in millions
(unaudited)
	For the Three Months Ended		Year to Date
	December	December	December	December
	2021	2020	2021	2020
Total Equity, Beginning	$22,524	$22,951	$23,111	$21,203
Net income	662	604	2,770	1,427
Other comprehensive (loss) income, net of tax:
Change in unrealized (losses) gains:
Available-for-sale debt securities	(299)	(153)	(1,040)	1,119
Qualifying cash flow hedges	(139)	(68)	(365)	296
Change in accumulated other comprehensive income related to employee benefit plans	8	(5)	11	(2)
Change in other	—	(4)	—	(4)
Comprehensive income	232	374	1,376	2,836
Cash dividends declared:
Common stock	(208)	(195)	(805)	(780)
Preferred stock	(35)	(35)	(111)	(104)
Impact of stock transactions under stock compensation plans, net	13	16	33	82
Shares acquired for treasury	(316)	—	(1,393)	—
Other	—	—	(1)	—
Issuance of preferred stock	—	—	—	346
Impact of cumulative effect of change in accounting principles	—	—	—	(472)
Total Equity, Ending	$22,210	$23,111	$22,210	$23,111

Fifth Third Bancorp and Subsidiaries
Average Balance Sheet and Yield/Rate Analysis	For the Three Months Ended
$ in millions	December		September		December
(unaudited)	2021		2021		2020
	Average	Average	Average	Average	Average	Average
	Balance	Yield/Rate	Balance	Yield/Rate	Balance	Yield/Rate
Assets
Interest-earning assets:
Loans and leases:
Commercial and industrial loans(a)	$49,571	3.42%	$47,774	3.54%	$50,437	3.50%
Commercial mortgage loans(a)	10,247	2.86%	10,339	3.00%	10,731	3.17%
Commercial construction loans(a)	5,329	3.10%	5,729	3.12%	5,820	3.19%
Commercial leases(a)	3,057	2.81%	3,158	2.84%	2,932	3.33%
Total commercial loans and leases	68,204	3.28%	67,000	3.39%	69,920	3.42%
Residential mortgage loans	21,486	3.17%	21,750	3.21%	18,065	3.33%
Home equity	4,179	3.60%	4,409	3.59%	5,315	3.64%
Indirect secured consumer loans	16,345	3.18%	15,590	3.27%	13,272	3.70%
Credit card	1,739	12.24%	1,748	12.38%	2,042	11.75%
Other consumer loans	2,837	6.15%	3,031	5.91%	2,850	6.38%
Total consumer loans	46,586	3.73%	46,528	3.79%	41,544	4.11%
Total loans and leases	114,790	3.46%	113,528	3.55%	111,464	3.68%
Securities:
Taxable securities	36,607	3.00%	36,177	2.86%	35,506	3.10%
Tax exempt securities(a)	1,024	2.38%	1,031	2.22%	459	2.21%
Other short-term investments	34,624	0.15%	32,065	0.15%	34,989	0.10%
Total interest-earning assets	187,045	2.75%	182,801	2.81%	182,418	2.87%
Cash and due from banks	3,079		3,114		2,969
Other assets	21,433		21,566		21,116
Allowance for loan and lease losses	(1,953)		(2,032)		(2,573)
Total Assets	$209,604		$205,449		$203,930

Liabilities
Interest-bearing liabilities:
Interest checking deposits	$47,384	0.05%	$45,128	0.05%	$47,664	0.08%
Savings deposits	21,702	0.02%	20,941	0.02%	17,658	0.03%
Money market deposits	30,566	0.03%	30,514	0.03%	31,205	0.06%
Foreign office deposits	193	0.04%	195	0.03%	161	0.07%
CDs $250,000 or less(c)	2,604	0.16%	2,937	0.19%	4,260	0.63%
Total interest-bearing core deposits	102,449	0.04%	99,715	0.04%	100,948	0.09%
CDs over $250,000(c)	264	0.94%	306	1.10%	1,313	1.46%
Federal funds purchased	315	0.13%	348	0.13%	307	0.18%
Securities sold under repurchase agreements	578	0.01%	570	0.01%	581	0.08%
Other secured borrowings	422	0.26%	552	0.24%	510	0.65%
Long-term debt	11,697	2.92%	12,057	2.98%	15,018	2.76%
Total interest-bearing liabilities	115,725	0.33%	113,548	0.36%	118,677	0.45%
Demand deposits	64,828		62,626		56,365
Other liabilities	6,602		6,348		5,762
Total Liabilities	187,155		182,522		180,804
Total Equity	22,449		22,927		23,126
Total Liabilities and Equity	$209,604		$205,449		$203,930
Ratios:
Net interest margin (FTE)(b)		2.55%		2.59%		2.58%
Net interest rate spread (FTE)(b)		2.42%		2.45%		2.42%
Interest-bearing liabilities to interest-earning assets		61.87%		62.12%		65.06%
(a) Average Yield/Rate of these assets are presented on an FTE basis.
(b) Non-GAAP measure; see discussion and reconciliation of non-GAAP measures beginning on page 27.
(c) Fifth Third has elected to record CDs $250,000 or less within core deposits, consistent with minimum FDIC insurance coverage. Fifth Third had previously recorded certificates
$100,000 or less as "other time" within core deposits. Prior periods have been adjusted to conform to current period presentation.

Fifth Third Bancorp and Subsidiaries
Average Balance Sheet and Yield/Rate Analysis	Year to Date
$ in millions	December		December
(unaudited)	2021		2020
	Average	Average	Average	Average
	Balance	Yield/Rate	Balance	Yield/Rate
Assets
Interest-earning assets:
Loans and leases:
Commercial and industrial loans(a)	$48,966	3.54%	$53,814	3.63%
Commercial mortgage loans(a)	10,396	3.01%	11,011	3.54%
Commercial construction loans(a)	5,783	3.13%	5,509	3.65%
Commercial leases(a)	3,130	2.94%	3,038	3.43%
Total commercial loans and leases	68,275	3.40%	73,372	3.61%
Residential mortgage loans	21,359	3.26%	17,828	3.49%
Home equity	4,565	3.59%	5,679	3.90%
Indirect secured consumer loans	15,156	3.35%	12,454	3.93%
Credit card	1,783	12.28%	2,230	11.64%
Other consumer loans	2,979	6.03%	2,848	6.76%
Total consumer loans	45,842	3.85%	41,039	4.35%
Total loans and leases	114,117	3.58%	114,411	3.88%
Securities:
Taxable securities	36,164	2.97%	36,109	3.08%
Tax exempt securities(a)	854	2.33%	233	2.61%
Other short-term investments	33,243	0.13%	21,935	0.13%
Total interest-earning assets	184,378	2.83%	172,688	3.23%
Cash and due from banks	3,055		2,978
Other assets	21,050		20,933
Allowance for loan and lease losses	(2,159)		(2,369)
Total Assets	$206,324		$194,230

Liabilities
Interest-bearing liabilities:
Interest checking deposits	$45,850	0.06%	$46,890	0.27%
Savings deposits	20,531	0.02%	16,440	0.06%
Money market deposits	30,631	0.04%	29,879	0.29%
Foreign office deposits	164	0.04%	185	0.21%
CDs $250,000 or less(c)	3,214	0.31%	5,247	1.25%
Total interest-bearing core deposits	100,390	0.05%	98,641	0.29%
CDs over $250,000(c)	530	1.30%	2,208	1.41%
Other deposits	—	—	71	0.76%
Federal funds purchased	333	0.12%	385	0.58%
Securities sold under repurchase agreements	594	0.02%	610	0.79%
Other secured borrowings	513	0.30%	1,099	0.82%
Long-term debt	13,109	2.89%	16,004	2.82%
Total interest-bearing liabilities	115,469	0.38%	119,018	0.66%
Demand deposits	62,028		47,111
Other liabilities	6,015		5,546
Total Liabilities	183,512		171,675
Total Equity	22,812		22,555
Total Liabilities and Equity	$206,324		$194,230
Ratios:
Net interest margin (FTE)(b)		2.59%		2.78%
Net interest rate spread (FTE)(b)		2.45%		2.57%
Interest-bearing liabilities to interest-earning assets		62.63%		68.92%
(a) Average Yield/Rate of these assets are presented on an FTE basis.
(b) Non-GAAP measure; see discussion and reconciliation of non-GAAP measures beginning on page 27.
(c) Fifth Third has elected to record CDs $250,000 or less within core deposits, consistent with minimum FDIC insurance coverage. Fifth Third had previously recorded certificates
$100,000 or less as "other time" within core deposits. Prior periods have been adjusted to conform to current period presentation.

Fifth Third Bancorp and Subsidiaries
Summary of Loans and Leases
$ in millions	For the Three Months Ended
(unaudited)	December	September	June	March	December
	2021	2021	2021	2021	2020
Average Portfolio Loans and Leases
Commercial loans and leases:
Commercial and industrial loans	$49,566	$47,766	$48,773	$49,629	$50,385
Commercial mortgage loans	10,247	10,317	10,459	10,532	10,727
Commercial construction loans	5,329	5,728	6,043	6,039	5,820
Commercial leases	3,057	3,158	3,174	3,114	2,932
Total commercial loans and leases	68,199	66,969	68,449	69,314	69,864
Consumer loans:
Residential mortgage loans	16,188	16,223	15,883	15,803	16,016
Home equity	4,179	4,409	4,674	5,009	5,315
Indirect secured consumer loans	16,345	15,590	14,702	13,955	13,272
Credit card	1,739	1,748	1,770	1,879	2,042
Other consumer loans	2,837	3,031	3,056	2,996	2,851
Total consumer loans	41,288	41,001	40,085	39,642	39,496
Total average portfolio loans and leases	$109,487	$107,970	$108,534	$108,956	$109,360

Average Loans and Leases Held for Sale
Commercial loans and leases held for sale	$5	$31	$52	$104	$56
Consumer loans held for sale	5,298	5,527	5,857	4,641	2,048
Average loans and leases held for sale	$5,303	$5,558	$5,909	$4,745	$2,104

Average PPP loans(a)	$1,756	$3,071	$4,810	$5,200	$5,098
Average portfolio commercial and industrial loans - excluding PPP loans	47,810	44,695	43,963	44,429	45,287
Total average portfolio commercial and industrial loans	$49,566	$47,766	$48,773	$49,629	$50,385

End of Period Portfolio Loans and Leases
Commercial loans and leases:
Commercial and industrial loans	$51,659	$47,834	$47,564	$49,094	$49,665
Commercial mortgage loans	10,316	10,300	10,347	10,481	10,602
Commercial construction loans	5,241	5,456	5,871	6,198	5,815
Commercial leases	3,052	3,130	3,238	3,255	2,915
Total commercial loans and leases	70,268	66,720	67,020	69,028	68,997
Consumer loans:
Residential mortgage loans	16,397	16,158	16,131	15,776	15,928
Home equity	4,084	4,276	4,545	4,815	5,183
Indirect secured consumer loans	16,783	16,004	15,192	14,336	13,653
Credit card	1,766	1,744	1,793	1,810	2,007
Other consumer loans	2,752	3,009	3,052	3,090	3,014
Total consumer loans	41,782	41,191	40,713	39,827	39,785
Total portfolio loans and leases	$112,050	$107,911	$107,733	$108,855	$108,782

End of Period Loans and Leases Held for Sale
Commercial loans and leases held for sale	$21	$2	$46	$80	$276
Consumer loans held for sale	4,394	5,201	5,684	5,397	4,465
Loans and leases held for sale	$4,415	$5,203	$5,730	$5,477	$4,741

Operating lease equipment	$616	$647	$715	$718	$777

Loans and Leases Serviced for Others(b)
Commercial and industrial loans	$923	$879	$919	$1,011	$979
Commercial mortgage loans	610	620	623	639	653
Commercial construction loans	474	487	528	592	601
Commercial leases	589	555	536	547	569
Residential mortgage loans	89,234	77,929	71,496	65,922	68,800
Other consumer loans	—	50	50	50	50
Total loans and leases serviced for others	91,830	80,520	74,152	68,761	71,652
Total loans and leases serviced	$208,911	$194,281	$188,330	$183,811	$185,952

End of period PPP loans(a)	$1,305	$2,344	$3,685	$5,381	$4,844
End of period portfolio commercial and industrial loans - excluding PPP loans	50,354	45,490	43,879	43,713	44,821
Total end of period portfolio commercial and industrial loans	$51,659	$47,834	$47,564	$49,094	$49,665
(a)Paycheck Protection Program loans are included in commercial and industrial loans in the Condensed Consolidated Balance Sheets.
(b)Fifth Third sells certain loans and leases and obtains servicing responsibilities.

Fifth Third Bancorp and Subsidiaries
Regulatory Capital
$ in millions	As of
(unaudited)	December	September	June	March	December
	2021(a)	2021	2021	2021	2020
Regulatory Capital(b)
CET1 capital	$14,778	$14,673	$15,050	$14,931	$14,682
Additional tier I capital	2,116	2,116	2,116	2,117	2,115
Tier I capital	16,894	16,789	17,166	17,048	16,797
Tier II capital	3,891	3,953	4,018	4,083	4,615
Total regulatory capital	$20,785	$20,742	$21,184	$21,131	$21,412
Risk-weighted assets	$155,101	$148,827	$145,084	$142,799	$141,974

Ratios
Average total Bancorp shareholders' equity as a percent of average assets	10.71%	11.16%	11.11%	11.26%	11.34%

Regulatory Capital Ratios(b)
Fifth Third Bancorp
CET1 capital	9.53%	9.86%	10.37%	10.46%	10.34%
Tier I risk-based capital	10.89%	11.28%	11.83%	11.94%	11.83%
Total risk-based capital	13.40%	13.94%	14.60%	14.80%	15.08%
Tier I leverage	8.27%	8.41%	8.55%	8.61%	8.49%

Fifth Third Bank, National Association
Tier I risk-based capital	10.88%	11.25%	11.67%	12.70%	12.28%
Total risk-based capital	12.31%	12.79%	13.27%	14.41%	14.17%
Tier I leverage	8.28%	8.43%	8.46%	9.19%	8.85%
(a)Current period regulatory capital data and ratios are estimated.
(b)Regulatory capital ratios are calculated pursuant to the five-year transition provision option to phase in the effects of CECL on regulatory capital after its adoption on January 1, 2020.

Fifth Third Bancorp and Subsidiaries
Summary of Credit Loss Experience
$ in millions	For the Three Months Ended
(unaudited)	December	September	June	March	December
	2021	2021	2021	2021	2020
Average portfolio loans and leases:
Commercial and industrial loans	$49,566	$47,766	$48,773	$49,629	$50,385
Commercial mortgage loans	10,247	10,317	10,459	10,532	10,727
Commercial construction loans	5,329	5,728	6,043	6,039	5,820
Commercial leases	3,057	3,158	3,174	3,114	2,932
Total commercial loans and leases	68,199	66,969	68,449	69,314	69,864
Residential mortgage loans	16,188	16,223	15,883	15,803	16,016
Home equity	4,179	4,409	4,674	5,009	5,315
Indirect secured consumer loans	16,345	15,590	14,702	13,955	13,272
Credit card	1,739	1,748	1,770	1,879	2,042
Other consumer loans	2,837	3,031	3,056	2,996	2,851
Total consumer loans	41,288	41,001	40,085	39,642	39,496
Total average portfolio loans and leases	$109,487	$107,970	$108,534	$108,956	$109,360

Losses charged-off:
Commercial and industrial loans	($25)	($10)	($36)	($32)	($44)
Commercial mortgage loans	(1)	—	(8)	(3)	(31)
Commercial leases	(2)	—	(1)	—	—
Total commercial loans and leases	(28)	(10)	(45)	(35)	(75)
Residential mortgage loans	—	(1)	(1)	(1)	(4)
Home equity	(2)	(2)	(2)	(3)	(3)
Indirect secured consumer loans	(13)	(9)	(11)	(18)	(19)
Credit card	(17)	(17)	(26)	(31)	(31)
Other consumer loans	(17)	(17)	(18)	(21)	(22)
Total consumer loans	(49)	(46)	(58)	(74)	(79)
Total losses charged-off	($77)	($56)	($103)	($109)	($154)

Recoveries of losses previously charged-off:
Commercial and industrial loans	$11	$5	$23	$5	$3
Commercial mortgage loans	—	1	2	1	1
Commercial leases	—	—	3	1	1
Total commercial loans and leases	11	6	28	7	5
Residential mortgage loans	3	2	1	1	2
Home equity	4	3	3	3	3
Indirect secured consumer loans	7	10	11	9	10
Credit card	4	5	6	6	6
Other consumer loans	10	9	10	12	10
Total consumer loans	28	29	31	31	31
Total recoveries of losses previously charged-off	$39	$35	$59	$38	$36

Net losses charged-off:
Commercial and industrial loans	($14)	($5)	($13)	($27)	($41)
Commercial mortgage loans	(1)	1	(6)	(2)	(30)
Commercial leases	(2)	—	2	1	1
Total commercial loans and leases	(17)	(4)	(17)	(28)	(70)
Residential mortgage loans	3	1	—	—	(2)
Home equity	2	1	1	—	—
Indirect secured consumer loans	(6)	1	—	(9)	(9)
Credit card	(13)	(12)	(20)	(25)	(25)
Other consumer loans	(7)	(8)	(8)	(9)	(12)
Total consumer loans	(21)	(17)	(27)	(43)	(48)
Total net losses charged-off	($38)	($21)	($44)	($71)	($118)

Net losses charged-off as a percent of average portfolio loans and leases (annualized):
Commercial and industrial loans	0.11%	0.04%	0.11%	0.22%	0.33%
Commercial mortgage loans	0.03%	(0.03%)	0.22%	0.09%	1.13%
Commercial leases	0.24%	—	(0.21%)	(0.09%)	(0.15%)
Total commercial loans and leases	0.10%	0.03%	0.10%	0.17%	0.40%
Residential mortgage loans	(0.06%)	(0.02%)	(0.01%)	(0.01%)	0.04%
Home equity	(0.18%)	(0.13%)	(0.09%)	0.01%	—
Indirect secured consumer loans	0.14%	(0.02%)	0.01%	0.25%	0.28%
Credit card	2.90%	2.70%	4.52%	5.50%	4.95%
Other consumer loans	1.12%	1.05%	0.91%	1.17%	1.50%
Total consumer loans	0.21%	0.16%	0.26%	0.43%	0.47%
Total net losses charged-off as a percent of average portfolio loans and leases (annualized)	0.14%	0.08%	0.16%	0.27%	0.43%

Fifth Third Bancorp and Subsidiaries
Asset Quality
$ in millions	For the Three Months Ended
(unaudited)	December	September	June	March	December
	2021	2021	2021	2021	2020
Allowance for Credit Losses
Allowance for loan and lease losses, beginning	$1,954	$2,033	$2,208	$2,453	$2,574
Total net losses charged-off	(38)	(21)	(44)	(71)	(118)
Benefit from loan and lease losses	(24)	(58)	(131)	(174)	(3)
Allowance for loan and lease losses, ending	$1,892	$1,954	$2,033	$2,208	$2,453

Reserve for unfunded commitments, beginning	$205	$189	$173	$172	$182
(Benefit from) provision for the reserve for unfunded commitments	(23)	16	16	1	(10)
Reserve for unfunded commitments, ending	$182	$205	$189	$173	$172

Components of allowance for credit losses:
Allowance for loan and lease losses	$1,892	$1,954	$2,033	$2,208	$2,453
Reserve for unfunded commitments	182	205	189	173	172
Total allowance for credit losses	$2,074	$2,159	$2,222	$2,381	$2,625

	As of
	December	September	June	March	December
	2021	2021	2021	2021	2020
Nonperforming Assets and Delinquent Loans
Nonaccrual portfolio loans and leases:
Commercial and industrial loans	$116	$172	$193	$197	$230
Commercial mortgage loans	42	43	43	50	82
Commercial construction loans	6	—	—	1	—
Commercial leases	4	6	9	6	7
Residential mortgage loans	10	13	17	22	25
Home equity	47	48	53	55	52
Indirect secured consumer loans	5	5	6	6	9
Other consumer loans	1	1	1	2	2
Total nonaccrual portfolio loans and leases (excludes restructured loans)	231	288	322	339	407
Nonaccrual restructured portfolio commercial loans and leases	169	128	164	255	319
Nonaccrual restructured portfolio consumer loans and leases(c)	98	112	135	147	108
Total nonaccrual portfolio loans and leases	498	528	621	741	834
Repossessed property	5	4	5	7	9
OREO	24	27	31	35	21
Total nonperforming portfolio loans and leases and OREO	527	559	657	783	864
Nonaccrual loans held for sale	15	—	13	2	5
Nonaccrual restructured loans held for sale	—	1	27	20	1
Total nonperforming assets	$542	$560	$697	$805	$870

Restructured portfolio consumer loans and leases (accrual)	$675	$684	$699	$763	$796
Restructured portfolio commercial loans and leases (accrual)	$157	$74	$80	$81	$92

Loans and leases 90 days past due (accrual):
Commercial and industrial loans	$17	$4	$2	$8	$39
Commercial mortgage loans	1	2	4	7	8
Commercial construction loans	1	—	—	1	—
Commercial leases	—	1	—	—	1
Total commercial loans and leases	19	7	6	16	48
Residential mortgage loans(c)	72	61	57	73	70
Home equity	1	1	1	1	2
Indirect secured consumer loans	9	8	4	8	10
Credit card	15	14	14	25	31
Other consumer loans	1	1	1	1	2
Total consumer loans	98	85	77	108	115
Total loans and leases 90 days past due (accrual)(b)	$117	$92	$83	$124	$163
Ratios
Net losses charged-off as a percent of average portfolio loans and leases (annualized)	0.14%	0.08%	0.16%	0.27%	0.43%
Allowance for credit losses:
As a percent of portfolio loans and leases	1.85%	2.00%	2.06%	2.19%	2.41%
As a percent of nonperforming portfolio loans and leases(a)	416%	409%	358%	321%	315%
As a percent of nonperforming portfolio assets(a)	394%	386%	338%	304%	304%
Nonperforming portfolio loans and leases as a percent of portfolio loans and leases(a)	0.44%	0.49%	0.58%	0.68%	0.77%
Nonperforming portfolio assets as a percent of portfolio loans and leases and OREO(a)	0.47%	0.52%	0.61%	0.72%	0.79%
Nonperforming assets as a percent of total loans and leases, OREO, and repossessed property	0.47%	0.49%	0.61%	0.70%	0.77%
(a) Excludes nonaccrual loans held for sale.
(b) Excludes loans held for sale.
(c) Excludes government guaranteed residential mortgage loans.

Use of Non-GAAP Financial Measures
In addition to GAAP measures, management considers various non-GAAP measures when evaluating the performance of the business, including: “net interest income (FTE),” “interest income (FTE),” “net interest margin (FTE),” “net interest rate spread (FTE),” “income before income taxes (FTE),” “tangible net income available to common shareholders,” “average tangible common equity,” “return on average tangible common equity,” “tangible common equity (excluding AOCI),” “tangible common equity (including AOCI),” “tangible equity,” “tangible book value per share,” “adjusted noninterest income,” “noninterest income excluding certain items,” “adjusted noninterest expense,” “noninterest expense excluding certain items,” “pre-provision net revenue,” “adjusted efficiency ratio,” “adjusted return on average common equity,” “adjusted return on average tangible common equity,” “adjusted return on average tangible common equity, excluding accumulated other comprehensive income,” “underlying net interest margin,” “adjusted pre-provision net revenue,” “adjusted return on average assets,” “efficiency ratio (FTE),” “total revenue (FTE),” “noninterest income as a percent of total revenue”, and certain ratios derived from these measures. The Bancorp believes these non-GAAP measures provide useful information to investors because these are among the measures used by the Fifth Third management team to evaluate operating performance and to make day-to-day operating decisions.

The FTE basis adjusts for the tax-favored status of income from certain loans and securities held by the Bancorp that are not taxable for federal income tax purposes. The Bancorp believes this presentation to be the preferred industry measurement of net interest income and net interest margin as it provides a relevant comparison between taxable and non-taxable amounts.

The Bancorp believes tangible net income available to common shareholders, average tangible common equity, tangible common equity (excluding AOCI), tangible common equity (including AOCI), tangible equity, tangible book value per share and return on average tangible common equity are important measures for evaluating the performance of the business without the impacts of intangible items, whether acquired or created internally, in a manner comparable to other companies in the industry who present similar measures.

The Bancorp believes noninterest income, noninterest expense, net interest income, net interest margin, pre-provision net revenue, efficiency ratio, noninterest income as a percent of total revenue, return on average common equity, return on average tangible common equity, and return on average assets are important measures that adjust for significant, unusual, or large transactions that may occur in a reporting period which management does not consider indicative of ongoing financial performance and enhances comparability of results with prior periods.

The Bancorp believes noninterest income excluding certain items and noninterest expense excluding certain items are important measures that adjust for certain components that are prone to significant period-to-period changes in order to facilitate the explanation of variances in the noninterest income and noninterest expense line items.

Management considers various measures when evaluating capital utilization and adequacy, including the tangible equity and tangible common equity (including and excluding AOCI), in addition to capital ratios defined by U.S. banking agencies. These calculations are intended to complement the capital ratios defined by U.S. banking agencies for both absolute and comparative purposes. These ratios are not formally defined by U.S. GAAP or codified in the federal banking regulations and, therefore, are considered to be non-GAAP financial measures. Management believes that providing the tangible common equity ratio excluding AOCI on certain assets and liabilities enables investors and others to assess the Bancorp’s use of equity without the effects of changes in AOCI, some of which are uncertain; providing the tangible common equity ratio including AOCI enables investors and others to assess the Bancorp’s use of equity if components of AOCI, such as unrealized gains or losses, were to be monetized.

Please note that although non-GAAP financial measures provide useful insight, they should not be considered in isolation or relied upon as a substitute for analysis using GAAP measures.

Please see reconciliations of all historical non-GAAP measures used in this release to the most directly comparable GAAP measures, beginning on the following page.

	Fifth Third Bancorp and Subsidiaries
	Non-GAAP Reconciliation
	$ and shares in millions	As of and For the Three Months Ended
	(unaudited)	December	September	June	March	December
		2021	2021	2021	2021	2020
	Net interest income	$1,197	$1,189	$1,208	$1,176	$1,182
	Add: Taxable equivalent adjustment	3	3	3	3	3
	Net interest income (FTE) (a)	1,200	1,192	1,211	1,179	1,185

	Net interest income (annualized) (b)	4,749	4,717	4,845	4,769	4,702
	Net interest income (FTE) (annualized) (c)	4,761	4,729	4,857	4,782	4,714

	Interest income	1,294	1,292	1,323	1,302	1,315
	Add: Taxable equivalent adjustment	3	3	3	3	3
	Interest income (FTE)	1,297	1,295	1,326	1,305	1,318
	Interest income (FTE) (annualized) (d)	5,146	5,138	5,319	5,293	5,243

	Interest expense (annualized) (e)	385	409	461	511	529
	Average interest-earning assets (f)	187,045	182,801	184,918	182,715	182,418
	Average interest-bearing liabilities (g)	115,725	113,548	115,951	116,684	118,677

	Net interest margin (b) / (f)	2.54%	2.58%	2.62%	2.61%	2.58%
	Net interest margin (FTE) (c) / (f)	2.55%	2.59%	2.63%	2.62%	2.58%
	Net interest rate spread (FTE) (d) / (f) - (e) / (g)	2.42%	2.45%	2.48%	2.46%	2.42%

	Income before income taxes	$829	$895	$911	$883	$746
	Add: Taxable equivalent adjustment	3	3	3	3	3
	Income before income taxes (FTE)	$832	$898	$914	$886	$749

	Net income available to common shareholders	$627	$684	$674	$674	$569
	Add: Intangible amortization, net of tax	9	9	8	9	9
	Tangible net income available to common shareholders (h)	636	693	682	683	578
	Tangible net income available to common shareholders (annualized) (i)	2,523	2,749	2,735	2,770	2,299

	Average Bancorp shareholders' equity	22,449	22,927	22,927	22,952	23,126
Less:	Average preferred stock	(2,116)	(2,116)	(2,116)	(2,116)	(2,116)
	Average goodwill	(4,514)	(4,430)	(4,259)	(4,259)	(4,261)
	Average intangible assets	(162)	(149)	(122)	(133)	(151)
	Average tangible common equity, including AOCI (j)	15,657	16,232	16,430	16,444	16,598
Less:	Average AOCI	(1,382)	(1,980)	(1,968)	(2,231)	(2,623)
	Average tangible common equity, excluding AOCI (k)	14,275	14,252	14,462	14,213	13,975

	Total Bancorp shareholders' equity	22,210	22,524	22,926	22,595	23,111
Less:	Preferred stock	(2,116)	(2,116)	(2,116)	(2,116)	(2,116)
	Goodwill	(4,514)	(4,514)	(4,259)	(4,259)	(4,258)
	Intangible assets	(156)	(169)	(117)	(127)	(139)
	Tangible common equity, including AOCI (l)	15,424	15,725	16,434	16,093	16,598
Less:	AOCI	(1,207)	(1,637)	(1,974)	(1,792)	(2,601)
	Tangible common equity, excluding AOCI (m)	14,217	14,088	14,460	14,301	13,997
Add:	Preferred stock	2,116	2,116	2,116	2,116	2,116
	Tangible equity (n)	16,333	16,204	16,576	16,417	16,113

	Total assets	211,116	207,731	205,390	206,899	204,680
Less:	Goodwill	(4,514)	(4,514)	(4,259)	(4,259)	(4,258)
	Intangible assets	(156)	(169)	(117)	(127)	(139)
	Tangible assets, including AOCI (o)	206,446	203,048	201,014	202,513	200,283
Less:	AOCI, before tax	(1,528)	(2,072)	(2,499)	(2,268)	(3,292)
	Tangible assets, excluding AOCI (p)	$204,918	$200,976	$198,515	$200,245	$196,991

	Common shares outstanding (q)	683	690	704	712	713

	Tangible equity (n) / (p)	7.97%	8.06%	8.35%	8.20%	8.18%
	Tangible common equity (excluding AOCI) (m) / (p)	6.94%	7.01%	7.28%	7.14%	7.11%
	Tangible common equity (including AOCI) (l) / (o)	7.47%	7.74%	8.18%	7.95%	8.29%
	Tangible book value per share (l) / (q)	$22.58	$22.79	$23.34	$22.60	$23.28

Fifth Third Bancorp and Subsidiaries
Non-GAAP Reconciliation
$ in millions	For the Three Months Ended
(unaudited)	December	September	December
	2021	2021	2020
Net income (r)	$662	$704	$604
Net income (annualized) (s)	2,626	2,793	2,403

Adjustments (pre-tax items)
Valuation of Visa total return swap	19	17	30
Special COVID staffing bonus to front-line employees	10	-	-
Fifth Third Foundation contribution	-	15	25
Net business acquisition and disposition charges/(gain)	-	(60)	27
Branch and non-branch real estate charges	-	-	21
Adjustments, after-tax (t)(a)	22	(21)	79

Adjustments (tax related items)
State tax adjustments	-	-	(13)
Adjustments (tax related items) (u)	-	-	(13)

Noninterest income (v)	791	836	787
Valuation of Visa total return swap	19	17	30
Net disposition charges/(gain)	-	(60)	11
Adjusted noninterest income (w)	810	793	828

Noninterest expense (x)	1,206	1,172	1,236
Special COVID staffing bonus to front-line employees	(10)	-	-
Fifth Third Foundation contribution	-	(15)	(25)
Branch and non-branch real estate charges	-	-	(21)
Business acquisition charges	-	-	(16)
Adjusted noninterest expense (y)	1,196	1,157	1,174

Adjusted net income (r) + (t) + (u)	684	683	670
Adjusted net income (annualized) (z)	2,714	2,710	2,665

Adjusted tangible net income available to common shareholders (h) + (t) + (u)	658	672	644
Adjusted tangible net income available to common shareholders (annualized) (aa)	2,611	2,666	2,562

Average assets (bb)	$209,604	$205,449	$203,930

Return on average tangible common equity (i) / (j)	16.1%	16.9%	13.9%
Return on average tangible common equity excluding AOCI (i) / (k)	17.7%	19.3%	16.5%
Adjusted return on average tangible common equity, including AOCI (aa) / (j)	16.7%	16.4%	15.4%
Adjusted return on average tangible common equity, excluding AOCI (aa) / (k)	18.3%	18.7%	18.3%

Return on average assets (s) / (bb)	1.25%	1.36%	1.18%
Adjusted return on average assets (z) / (bb)	1.29%	1.32%	1.31%
Efficiency ratio (FTE) (x) / [(a) + (v)]	60.6%	57.8%	62.7%
Adjusted efficiency ratio (y) / [(a) + (w)]	59.5%	58.3%	58.3%
Total revenue (FTE) (a) + (v)	$1,991	$2,028	$1,972
Pre-provision net revenue (PPNR) (a) + (v) - (x)	$785	$856	$736
Adjusted pre-provision net revenue (PPNR) (a) + (w) - (y)	$814	$828	$839
Totals may not foot due to rounding; (a) Assumes a 23% tax rate

Fifth Third Bancorp and Subsidiaries
Segment Presentation
$ in millions
(unaudited)

For the three months ended December 31, 2021	Commercial Banking	Branch Banking(b)	Consumer Lending(c)	Wealth and Asset Management	Other/ Eliminations	Total

Net interest income (FTE)(a)	$390	$316	$147	$24	$323	$1,200
Benefit from (provision for) credit losses	114	(18)	(3)	—	(46)	47
Net interest income after benefit from (provision for) credit losses	504	298	144	24	277	1,247
Noninterest income	372	235	35	145	4	791
Noninterest expense	(431)	(471)	(157)	(139)	(8)	(1,206)
Income before income taxes	445	62	22	30	273	832
Applicable income tax expense(a)	(86)	(12)	(5)	(7)	(60)	(170)
Net income	$359	$50	$17	$23	$213	$662

For the three months ended September 30, 2021	Commercial Banking	Branch Banking(b)	Consumer Lending(c)	Wealth and Asset Management	Other/ Eliminations	Total

Net interest income (FTE)(a)	$371	$309	$145	$22	$345	$1,192
Benefit from (provision for) credit losses	242	(13)	2	—	(189)	42
Net interest income after benefit from (provision for) credit losses	613	296	147	22	156	1,234
Noninterest income	362	229	84	143	18	836
Noninterest expense	(406)	(463)	(158)	(134)	(11)	(1,172)
Income before income taxes	569	62	73	31	163	898
Applicable income tax expense(a)	(112)	(14)	(15)	(7)	(46)	(194)
Net income	$457	$48	$58	$24	$117	$704

For the three months ended June 30, 2021	Commercial Banking	Branch Banking(b)	Consumer Lending(c)	Wealth and Asset Management	Other/ Eliminations	Total

Net interest income (FTE)(a)	$378	$301	$142	$21	$369	$1,211
Benefit from (provision for) credit losses	151	(25)	—	—	(11)	115
Net interest income after benefit from (provision for) credit losses	529	276	142	21	358	1,326
Noninterest income	355	224	63	143	(44)	741
Noninterest expense	(399)	(450)	(163)	(131)	(10)	(1,153)
Income before income taxes	485	50	42	33	304	914
Applicable income tax expense(a)	(92)	(10)	(9)	(7)	(87)	(205)
Net income	$393	$40	$33	$26	$217	$709

For the three months ended March 31, 2021	Commercial Banking	Branch Banking(b)	Consumer Lending(c)	Wealth and Asset Management	Other/ Eliminations	Total

Net interest income (FTE)(a)	$367	$295	$128	$21	$368	$1,179
Benefit from (provision for) credit losses	76	(41)	(8)	1	145	173
Net interest income after benefit from (provision for) credit losses	443	254	120	22	513	1,352
Noninterest income	361	204	82	138	(36)	749
Noninterest expense	(420)	(489)	(161)	(135)	(10)	(1,215)
Income (loss) before income taxes	384	(31)	41	25	467	886
Applicable income tax (expense) benefit(a)	(72)	7	(9)	(5)	(113)	(192)
Net income (loss)	$312	$(24)	$32	$20	$354	$694

For the three months ended December 31, 2020	Commercial Banking	Branch Banking(b)	Consumer Lending(c)	Wealth and Asset Management	Other/ Eliminations	Total

Net interest income (FTE)(a)	$397	$293	$102	$23	$370	$1,185
Benefit from (provision for) credit losses	(212)	(49)	(9)	(2)	285	13
Net interest income after benefit from (provision for) credit losses	185	244	93	21	655	1,198
Noninterest income	404	196	22	136	29	787
Noninterest expense	(427)	(471)	(135)	(131)	(72)	(1,236)
Income (loss) before income taxes	162	(31)	(20)	26	612	749
Applicable income tax (expense) benefit(a)	(24)	6	4	(5)	(126)	(145)
Net income (loss)	$138	$(25)	$(16)	$21	$486	$604
(a) Includes taxable equivalent adjustments of $3 million for the three months ended December 31, 2021, September 30, 2021, June 30, 2021, March 31, 2021 and December 31, 2020.
(b) Branch Banking provides a full range of deposit and loan and lease products to individuals and small businesses through full-service banking centers.
(c) Consumer Lending includes the Bancorp's residential mortgage, home equity, automobile and other indirect lending activities.